Exhibit 10.14

GENEXINE, INC.

AND

TASGEN BIO-TECH (TIANJIN) CO., LTD.

INTELLECTUAL PROPERTY ASSIGNMENT AND

LICENSE AGREEMENT

DATED October 16th, 2015

EXHIBIT A-1 LIST OF LICENSED INTELLECTUAL PROPERTIES

EXHIBIT A-2 LIST OF ASSIGNED INTELLECTUAL PROPERTIES

EXHIBIT B CONSENTS OF TECHNOLOGY TRANSFER

INTELLECTUAL PROPERTY ASSIGNMENT AND

LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT AND LICENSE AGREEMENT (the “Agreement”) is made on October 16th, 2015

BETWEEN

(1)

GENEXINE, INC., a limited liability company established in Korea, with its registered address at 700 Daewangpangyo-ro, Korea Bio-Park Bldg. B, Bundang-gu, Seongnam-si, Gyeonggi-do 463-400, Korea (“Genexine”); and

(2)

TASGEN BIO-TECH (TIANJIN) CO., LTD., a limited liability company established in Tianjin, the People’s Republic of China (the “PRC”), with its registered address at Chenhuan Building, Tianjin Pharma and Medical Device Zone, Beichen District, Tianjin, the PRC (“Tasgen”).

(Genexine and Tasgen are jointly referred hereinafter as the “Parties” and individually as a “Party”.)

WHEREAS

(A)	Genexine and Tasgen will be parties to a Capital Increase Subscription Agreement (the “Subscription Agreement”).

(B)

Genexine and Tasgen have agreed to establish a cooperation relationship with each other, under which Genexine, as the sole and exclusive owner of all the patents, patent applications, know-hows, data and information (the “Licensed Intellectual Properties”), which relate to the Licensed Products (as defined below) and are limited to those listed on Exhibit A-1 attached hereto and may be updated from time to time during the term of this Agreement upon mutual consents of the Parties, intends to grant the License (as defined below) of the Licensed Intellectual Properties to Tasgen so that Tasgen can engage in pre-clinical/clinical development, manufacturing, sale and distribution of the Licensed Products in the Territory (as defined below). Tasgen intends to accept the License of the Licensed Intellectual Properties from Genexine in accordance with this Agreement.

(C)

Genexine, as the sole and exclusive owner of all the patents, patent applications, know- hows, data and information (the “Assigned Intellectual Properties”, together with the Licensed Intellectual Properties, the “Intellectual Properties”), which relate to the Assigned Products (as defined below, together with the Licensed Products, the “Products”) and are limited to those listed on Exhibit A-2 attached hereto, intends to sell and assign the Assigned Intellectual Properties to Tasgen so that Tasgen can engage in pre-clinical/clinical development, manufacturing, sale and distribution of the Assigned Products in the Territory (as defined below). Tasgen intends to purchase the Assigned Intellectual Properties from Genexine in accordance with this Agreement.

NOW IT IS AGREED between the Parties as follows:

1.	DEFINITIONS

1.1	The following words and expressions shall have the meanings given to them below when used in this Agreement:

“Affiliate” means, with regard to a given natural or legal person (a “Person”), a Person that controls, is controlled by or is under common control with the given Person. For the purposes of this Agreement, except as otherwise expressly provided, when used with respect to any Person, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Assigned Products” means long-acting GLP-1 named as GX-G6 (“GX-G6”). For the avoidance of doubt, the term “Assigned Products” does not include hyFc Platforms.

“hyFc Platform” means: as defined in the PRC patent 201410851771, through the fusion of Fc fragment of IgG4 with the amino acid sequence of target protein, the 231st to 240th amino acid will be replaced by CH2 area of IgD, as a result of which a long-acting medicine, the half-life of which is longer than target protein, is formed. Such fusion protein only has FcRn locus instead of Fcy Rs binding locus, which avoids cytolysis and immunogenicity. HyFc Platform means such Fc structure of IgD/IgG4.

“Improvements” means any improvement, modification or alteration to the Licensed Products, Assigned Products, or to the Intellectual Properties.

“Licensed Products” means (i) long-acting human growth hormone named as GX-H9 (“GX-H9”), (ii) long-acting human G-CSF named as GX-G3 (“GX-G3”), (iii) long- acting GLP-2, named as GX-G8 (“GX-G8”), (v) PD-L1 HyFc, named as GX-P2 (“GX- P2”), and (iv) any other products as agreed by the Parties from time to time after the execution of this Agreement, including but not limited to one product to be mutually agreed by the Parties in good faith within twelve (12) months after the execution of this Agreement, which are developed by using the hyFc Platform and manufactured by utilizing or embodying the Licensed Intellectual Properties. For the avoidance of doubt, the term “Licensed Products” does not include hyFc Platforms.

“Net Sales” means, the gross amount invoiced by Tasgen, and its Affiliates and sub- licensees to unrelated third parties for sales of the Products in the applicable Territory, less the following deductions to the extent included in the gross invoiced sales price for the Products or otherwise directly paid or incurred by Tasgen, and its Affiliates and sub- licensees, with respect to sales of the Products in the applicable Territory:

a)	Trade, quantity and cash discounts allowed;

b)

Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other similar allowances which effectively reduce the net selling prices (but excluding sales force commissions) in accordance with the PRC GAAP and the laws of the applicable jurisdictions;

c)	Product returns and allowances; and

d)	Any value-added taxes imposed on the Product.

“Territory” means with respect to GX-H9, GX-G6 and GX-G3, the PRC, provided, however, that Tasgen shall have the right to conduct clinic trial in Taiwan and Australia; and with respect to GX-G8 and GX-P2, worldwide.

“PRC” means the People’s Republic of China, for the purposes of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Technical Documentation” means complete, correct and effective documents and electronic media embodying the Intellectual Properties furnished to Tasgen by Genexine in accordance with this Agreement, a list of Contents of Technology Transfer is attached hereto as Exhibit B.

“Therapeutic Indication” means (i) treatment of any disease for GX-H9, (ii) treatment of any disease for GX-G6, (iii) treatment of any disease for GX-G3, (iv) with respect to GX- G8, treatment of chemically induced diarrhea (CID), and (v) with respect to GX-P2, treatment of rheumatoid arthritis (RA) and lupus (not including psoriasis).

1.2	Any reference in this Agreement to “writing” includes facsimile transmission, telex, cable or comparable means of communication.

1.3	The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.	ASSIGNMENT AND LICENSE OF INTELLECTUAL PROPERTIES

A.	ASSIGNMENT.

2.1

Subject to the terms and conditions hereof, Genexine hereby agrees to sell, transfer and assign to Tasgen, and Tasgen agrees to acquire from Genexine, the Assigned Intellectual Properties (the “Assignment”).

2.2

Tasgen shall file the Assignment hereunder with the competent authorities for registration of the change of the patent applicant within twenty (20) working days after the execution of this Agreement. Genexine shall make commercially reasonable efforts to cooperate with Tasgen in the registration of the change of the patent applicant and the response to any office action issued to the Assigned Intellectual Properties and shall provide all the documents necessary for the registration.

2.3

From the execution date of this Agreement and prior to the effective date of the Assignment, Genexine shall grant to Tasgen an exclusive (even as to Genexine and its Affiliates) and non-transferable (other than to be transferred to an Affiliate of Tasgen, which has the substantially identical ownership structure as the then ownership structure of Tasgen) license in the Territory to use and otherwise exploit the Assigned Intellectual Properties and to engage in pre-clinical/clinical development, manufacturing, sale and distribution of the Assigned Products for the Therapeutic Indication in the Territory.

B.	LICENSE.

2.4

Subject to the terms and conditions hereof, Genexine hereby grants to Tasgen for the term of this Agreement a non-transferable (other than to be transferred to an Affiliate of Tasgen, which has the substantially identical ownership structure as the then ownership structure of Tasgen) license in the Territory to use and otherwise exploit the Licensed Intellectual Properties to engage in pre-clinical/clinical development, manufacturing, sale and distribution of the Licensed Products for the Therapeutic Indication in the Territory (the “License”). Genexine hereby grants to Tasgen a right of first negotiation for three (3) years commencing as of the execution of this Agreement, if Genexine decides to grant a license in the PRC to use and otherwise exploit the relevant Licensed Intellectual Properties of GX-G8 and GX-P2 to engage in pre-clinical/clinical development, manufacturing, sale and distribution of GX-G8 and GX-P2 for therapeutic indications other than the Therapeutic Indications defined in this Agreement.

2.5

Tasgen shall use the Licensed Intellectual Properties only in the Territory for pre- clinical/clinical development, manufacturing, sale, distribution, marketing, and service of the Licensed Products for the Therapeutic Indication only and shall not use the same for any other purpose without Genexine’s prior written consent.

2.6

The License hereunder shall be non-exclusive with respect to the Licensed Intellectual Properties and exclusive (even as to Genexine and its Affiliates) with respect to the Licensed Products for the Therapeutic Indication in the Territory. For clarity, Genexine has the right to license the Licensed Intellectual Properties to a third party in the Territory, provided, however, that Tasgen shall be the sole and exclusive licensee in the Territory to use and otherwise exploit the Licensed Intellectual Properties to engage in pre-clinical/clinical development, manufacturing, sale and distribution of the Licensed Products for the Therapeutic Indication. Use of the Licensed Intellectual Properties by Tasgen shall be limited to use for the licensed activities expressly stipulated in Article 2.5 and further subject to confidentiality restrictions on its use and disclosure as set forth herein. Tasgen shall not perform the licensed activities outside of the Territory. Except as expressly set forth in this Agreement, nothing in this Agreement shall be deemed to grant, directly or by implication, estoppel or otherwise, any license or rights of any kind to Tasgen.

2.7

Tasgen hereby covenants and agrees that it and its Affiliate shall not, directly or indirectly, develop, manufacture or sell any Licensed Products outside the Territory. Tasgen shall take reasonable efforts to prevent export of the Licensed Products outside the Territory and to avoid to sell the Licensed Products to a customer who desires to purchase the Licensed Products for sale outside of the Territory.

2.8

Genexine shall not grant any license or rights of any kind in any of the Intellectual Properties to any third party for the purpose of use, marketing, offer, distribution, sale, research, development or manufacture of the Licensed Products for the Therapeutic Indication in the Territory without Tasgen’s prior written consent. Genexine shall ensure that neither Genexine nor its Affiliates shall, directly or indirectly, develop, manufacture or sell any Licensed Products or Assigned Products in the Territory. Genexine shall take reasonable efforts to prevent export of the Licensed Products or Assigned Products from outside the Territory into the Territory and to avoid to sell the Licensed Products or Assigned Products to a customer who desires to purchase the Licensed Products or Assigned Products for sale in the Territory.

2.9

The License is sublicensable by Tasgen in the Territory, provided that such sublicense (including have-made right) shall be conditional upon Genexine’s prior written consent (other than to be sublicensed to an Affiliate of Tasgen, which has the substantially identical ownership structure as the then ownership structure of Tasgen), which consent cannot be unreasonably withheld, and subject to all of the restrictions and obligations of Tasgen set forth herein.

2.10

If all or any part of any Intellectual Properties becomes invalid and such invalidity is not due to a breach of the relevant representations, warranties and covenants made by Genexine in this Agreement, during the term of this Agreement, this Agreement shall remain effective with respect to any other Intellectual Properties that is not invalid. In this event, during the term of this Agreement, Tasgen continues to be obliged to pay the fees mutually agreed between the Parties pursuant to Article 3.3, 3.4(a) and 3.4(c) of this Agreement in consideration of the License to use the Intellectual Properties (including know-hows, data and information) as granted hereunder, provided, however, that the royalties pursuant to Article 3.4(b) hereof shall be reduced in accordance with the then market penetration rate of the relevant Licensed Products in the first year when a biosimilar product is sold in the Territory.

2.11

Tasgen shall file the License hereunder with the competent authorities for registration within twenty (20) working days from the execution of this Agreement. Genexine shall make commercially reasonable efforts to cooperate with Tasgen in the registration and shall provide all the documents necessary for the registration.

2.12

With respect to GX-G8 and GX-P2 related Licensed Products, after completion of first Phase I clinical trial in the Territory, Tasgen will have the right to pursue an out-license to grant a sub-license (within the scope of License granted to Tasgen hereunder) to a third party for the development and commercialization of the relevant Licensed Product (the “Out-License”).

Notwithstanding the foregoing, if Tasgen or its sub-licensee fails to submit IND (investigational new drug) application with respect to GX-G8 or GX-P2 related Licensed Products for any Therapeutic Indication in any jurisdiction within thirty (30) months after Genexine becomes ready to conduct the technology transfer, subject to a unanimous decision made by all members of the Joint Development Committee, Genexine shall have the right to acquire from Tasgen all the relevant assets (including without limitation to the rights of intellectual properties) with respect to any such failed Therapeutic Indication of GX-G8 and GX-P2 related Licensed Products at the cost that Tasgen will have then expended and the license granted to any such failed Therapeutic Indication of GX-G8 and GX-P2 related Licensed Products will terminate.

3.	FEES AND ROYALTIES

3.1

Upfront Payment for License. As soon as practical but in no event later than (A) ten (10) working days after the completion of (i) the Closing under the Subscription Agreement, and (ii) other governmental procedures reasonably necessary for the payment under this Article 3.1, or (B) the end of calendar year 2015, whichever is earlier, Tasgen shall pay US$13,000,000 to Genexine as the upfront license fees in connection with the License.

3.2

Payment for Assignment. As soon as practical but in no event later than (A) ten (10) working days after the completion of (i) the Closing under the Subscription Agreement, and (ii) other governmental procedures reasonably necessary for the payment under this Article 3.2, or (B) the end of calendar year 2015, whichever is earlier, Tasgen shall pay US$7,000,000 to Genexine as the purchase fee in connection with the Assignment.

3.3

Milestone Payments for GX-H9, GX-G6 and GX-G3. Tasgen shall pay two-time milestone fees per Licensed Product/Assigned Product, as follows, to Genexine conditioned upon that each Licensed Product/Assigned Product below reaches the following net revenue milestones:

Licensed Product /Assigned Product	Milestone A		Milestone B
	Net Sales Target (US$ million)	Milestone Payment (US$ million)	Net Sales Target (US$ million)	Milestone Payment (US$ million)
GX-H9	150	15	250	25
GX-G6	100	10	150	15
GX-G3	50	5	100	10

3.4	Clinical Milestone Payments, Royalties and Sublicensing Fees for GX-G8 and GX-P2.

(a)    Clinical Milestone Payments. Tasgen shall pay clinical milestone fees , as follows, to Genexine conditioned upon each Licensed Product below reaching the following clinical development milestones:

Licensed Product	Indication	Milestone A: Initiate P3 Trials	Milestone B: approval of NDA
		Milestone Payment (US$ million)	Milestone Payment (US$ million)
GX-P2	RA	6	10
GX-P2	Lupus	3	4
GX-G8	CID	1	1

Notwithstanding the foregoing, if Tasgen pursue an Out-License of the out-of-PRC license in accordance with Article 2.12 while reserving the PRC license, provided that the clinical development milestones listed above are achieved in PRC, the clinical milestone payments shall be reduced to 10% of the total clinical milestone payments indicated above.

(b)    In the absence of an Out-License pursuant to Article 2.12, Tasgen shall pay royalties to Genexine in respect of the sales of GX-G8 and GX-P2 related Licensed Products for a term of ten (10) years commencing on the date of first commercial sale of the relevant Licensed Products, as follows:

Annual Net Sales between 0 and US$50,000,000:    6.5%

Annual Net Sales between US$50,000,000 and US$100,000,000    7.5%

Annual Net Sales greater than US$100,000,000: 8.5%

(c)    Sublicensing Fees. If the development and commercialization of GX-G8 and GX- P2 related Licensed Products is Out-Licensed in accordance with Article 2.12 hereof,

Tasgen shall pay Genexine a sublicensing fee determined in accordance with the following formula:

Genexine’s sublicense fee = X% * Sublicense Revenue - any paid clinical milestone payments pursuant to Article 3.4(a) hereof.

For purpose of the foregoing formula, “Sublicense Revenue” means any and all licensing fees, royalty and any other income (minus reimbursements and equity purchase) resulting from or in connection with the Out-License.

For purpose of the foregoing formula, “X” shall be determined in accordance with the following events:

(i)    If the Out-License occurs after the completion of first Phase I clinical trial in the Territory, X shall be 40;

(ii)    If the Out-License occurs after the start of the first Phase II clinical trial and prior to the start of the first Phase III, X shall be 30;

(iii)    If the Out-License occurs after the start of the first Phase III clinical trial and prior to the first NDA filing, X shall be 15;

(iv) If the Out-License occurs after the first NDA filing, X shall be 10.

4.	TRAINING

4.1

The Parties shall jointly formulate a training program for Tasgen and shall specify the qualifications of personnel suitable for receiving such training. Genexine shall provide Tasgen with adequate training in order to enable the personnel of Tasgen having ordinary skill required in the field to manufacture the Licensed Products and Assigned Products in compliance with the Technical Documentation. Tasgen shall be responsible for expenses relating to travel and lodging (including food) of the personnel sent by Genexine to Tasgen for conducting any training.

4.2

In the event that Tasgen encounters technical difficulties that the Parties recognise that Tasgen cannot solve by itself, Genexine shall, upon request by and on the cost of Tasgen, as soon as is reasonably practicable, but subject to availability, send experts or technical personnel to assist Tasgen in solving such technical problems and applying the Intellectual Properties in the manufacturing activities of Tasgen. If Genexine does not have its own experts or technical personnel who can solve the technical difficulties, Genexine shall make reasonable efforts to arrange, at Tasgen’s cost, outside experts or technical personnel suitable for solving the technical difficulties.

4.3

During the term of this Agreement, each Party shall provide reasonable assistance to the other Party in order to enable the other Party’s personnel to obtain visas and travel permits necessary for the performance of the Contract.

5.	JOINT DEVELOPMENT COMMITTEE.

The Parties shall establish a joint development committee to oversee the development and commercialization activities under this Agreement. The operating committee shall be composed of three (3) persons, unless jointly agreed otherwise. Genexine shall be entitled to appoint one (1) member and Tasgen shall be entitled to appoint two (2) members who are with appropriate seniority and functional expertise.

6.	IMPROVEMENTS

6.1

During the term of this Agreement, if Genexine develops or acquires any Improvements, it shall provide Tasgen details of the Improvements and such explanations or trainings as Tasgen may request to be able to legally and effectively use the Improvements and grant to Tasgen an exclusive license to use the Improvements free of charge in the Territory. For the avoidance of any doubt, the scope of Improvements Genexine may provide to Tasgen under this Article is limited to Improvements to the Licensed Products or Assigned Products (e.g., optimization) and does not include Improvements to the hyFc Platform technology.

6.2

During the term of this Agreement, if Tasgen develops or acquires any Improvements, Tasgen shall be the sole legal owner of the Improvements and has full power, right and authority to grant the license or transfer of ownership of the Improvements. Tasgen shall promptly notify Genexine in writing giving details of the Improvements and shall provide Genexine with such explanations or trainings to enable Genexine to legally and effectively use the Improvements free of charge and grant to Genexine an exclusive license to use the Improvements free of charge anywhere outside the Territory.

7.	SALE OF PRODUCTS

7.1

The Licensed Products and the Assigned Products which are approved for sale by the relevant regulatory authority(ies) (e.g., China Food and Drug Administration) may be sold in the Territory and Tasgen shall be responsible for obtaining all necessary regulatory approvals and complying with regulations applicable to the Licensed Products and the Assigned Products.

7.2

During the term of this Agreement Tasgen shall promptly give prior notice to Genexine of sale of the Licensed Products and the Assigned Products to any customer within the Territory and provide Genexine with copies of purchase order(s) of the customer promptly after receiving the same from the customer.

8.	BOOKS AND RECORDS

8.1

Tasgen shall keep complete and proper records and books of account showing the Net Sales, quantity and description of the Licensed Products and the Assigned Products sold by it, including accounting receipts and monthly and quarterly accounting statements in accordance with the relevant regulations of the PRC.

8.2

Such records and books of account shall be kept separate from any books and records which are not related to the Licensed Products and the Assigned Products and shall be open to inspection by Genexine or its duly authorised representatives or agents.

8.3

Tasgen shall permit Genexine (or its representatives) at Genexine’s expense to inspect, audit and investigate at all reasonable times the books, accounts, records, audit reports, documents and other matters of Tasgen relating to the production and sale of the Licensed Products and Assigned Products. Such inspections, audits and investigations shall be conducted in such a manner and at such times so as not to adversely affect the operation of Tasgen or the sale of the Licensed Products and the Assigned Products and the results thereof shall be kept confidential.

9.	TAX

Each Party shall (i) bear the cost of all stamp duty, income taxes and duties are legally required to be paid by it as a result of the transaction contemplated by this Agreement, and (ii) shall comply with all tax reporting and withholding obligations as applicable to it in connection with transactions contemplated by this Agreement as required by all applicable laws.

10.	TECHNICAL DOCUMENTATION

10.1

Within thirty (30) days after the date of this Agreement, Genexine shall provide Tasgen free of charge with one set of all Technical Documentation that are reasonably necessary for Tasgen’s use and exploitation of the Intellectual Properties in order to enable Tasgen to perform the licensed activities herein. A list of Contents of Technology Transfer is attached hereto as Exhibit B. From time to time, Genexine shall provide Tasgen with such requested written or oral explanations thereof at Tasgen’s cost as Tasgen may reasonably require. Further sets of such documents shall be supplied by Genexine at Tasgen’s expense.

10.2

Upon receipt of any such Technical Documentation, Tasgen shall promptly deliver to Genexine a written acknowledgment of receipt thereof and shall comply with the confidentiality provisions in this Agreement to protect the confidentiality of such Technical Documentation.

10.3

Genexine shall use all reasonable endeavours to ensure that the Technical Documentation shall be readable, complete and accurate. Tasgen shall notify Genexine in writing within three (3) months after receipt thereof if any of the Technical Documentation is not readable, complete or accurate and Genexine shall correct or replace the defective portions of the Technical Documentation free of charge to Tasgen. In the absence of a written notice from Tasgen to Genexine within the three (3) months period, the Technical Documentation in question shall be deemed to have been approved and accepted by Tasgen.

10.4	Genexine shall have the right to make necessary amendments to the Technical Documentation and shall provide Tasgen with such amendments from time to time.

11.	MATERIALS

Tasgen may source raw materials, ingredients and other components for the production of the Licensed Products and the Assigned Products by itself, provided that the manufacturing of the Licensed Products by using these raw materials, ingredients and components shall meet the technical specifications and standards of Genexine.

12.	CONFIDENTIALITY

12.1

Tasgen shall, during the term of this Agreement and after its termination or expiration for any reason, keep confidential and not make use of for any purpose other than the performance of its obligations under this Agreement, nor disclose to any other person otherwise than in accordance with Article 12.2 or with the prior written consent of Genexine, anything of the Intellectual Properties, including but not limited to, information contained in the Technical Documentation, Improvements and any other information disclosed (whether in writing, verbally or by other means) by or on behalf of Genexine. Without prejudice to the generality of this obligation above, Tasgen shall:

12.1.1	keep any and all of the Intellectual Properties separate from its own information or documentation;

12.1.2	arrange proper and secure storage facilities for the Intellectual Properties and control and supervise access of its employees and personnel to such facilities;

12.1.3	mark and label all information contained in the Intellectual Properties and Technical Documentation relating to the Intellectual Properties “confidential”;

12.1.4	disclose the Intellectual Properties only to its employees pursuant to Article 12.3;

12.1.5	prevent unauthorized access to or disclosure of the Intellectual Properties; and

12.1.6	not use, reproduce, transform or store any of the Intellectual Properties in any place that is externally accessible, whether it is in hardcopy or electronic form.

12.2	The foregoing obligations of non-use and non-disclosure shall not apply to:

12.2.1	information available to the public at the time when it is obtained or which subsequently becomes available to the public through no fault of Tasgen;

12.2.2	information which Tasgen can demonstrate was in its possession, as evidenced by written documents, at the time when it obtains such information from Genexine;

12.2.3

information properly conveyed to Tasgen after the disclosure by an independent and unrelated third party, which, third party disclosure was not under an obligation of confidentiality at the time of disclosure of the third party information; and

12.2.4	information required to be disclosed by law, provided that Tasgen promptly notifies Genexine of such requirement to enable Genexine the opportunity to oppose such requirement.

12.3

During the term of this Agreement Tasgen may disclose information which is confidential under Article 12.1 to its officers, directors, managers and employees, but only to the extent necessary for the purposes of this Agreement and provided such person has signed a confidentiality contract, in the form and substance satisfactory to the board of the directors of Tasgen.

12.4

Tasgen shall, at its own expense, take such steps as Genexine may require to enforce the terms of any confidentiality contract executed pursuant to Article 12.3 including, but not limited to, the initiation, prosecution and enforcement of any legal proceedings.

13.	CLAIMS AND INFRINGEMENTS

13.1

Tasgen shall immediately notify Genexine of any claim, or any fact which may lead to a claim, of any nature by a third party that the use of the Licensed Intellectual Properties by Tasgen is or may be an infringement of a patent or other proprietary right of such third party, but shall take no action relating to such claim or infringement without Genexine’s written consent. Genexine shall advise Tasgen whether it wishes to conduct a defense of any such claim. Should Genexine elect to conduct such a defense, it shall do so at its own expense, and Genexine shall have sole control of such defense either in its own name or in the name of Tasgen, as the case may be, and Tasgen shall give all reasonable assistance to Genexine to enable it to do so.

13.2

Genexine shall indemnify Tasgen and bear related costs for any claims, losses, damages, proceedings sustained by Tasgen in relation to any claims that may be made against Tasgen pursuant to Article 13.1, unless such claims, losses, damages, proceedings result from the default by Tasgen of its obligations under this Agreement or the use of Licensed Intellectual Properties by Tasgen otherwise than in accordance with this Agreement. Notwithstanding the above, the total and aggregate liability of Genexine shall not exceed an amount equal to the sum of (i) the upfront payment received by Genexine pursuant to Articles 3.1 and 3.2, (ii) any milestone payments of any corresponding product actually received by Genexine pursuant to Article 3.3 and 3.4, and (iii) any other payments received by Genexine pursuant to this Agreement.

13.3

Tasgen shall immediately notify Genexine of any information it obtains that any third party is or may be infringing the rights of Genexine relating to the Licensed Intellectual Properties, but shall take no action relating to such infringement without Genexine’s written consent. Genexine shall advise Tasgen whether it wishes to take action with respect to such infringement. Should Genexine elect to take action with respect to such infringement, it shall do so at its own expense, and Genexine shall have sole control of such action and Tasgen shall give Genexine all reasonable assistance to enable it to do so. All compensation which may be recovered shall be made to Genexine.

13.4

In the event that Genexine elects not to take action under Article 13.3, Tasgen may, with the written consent of Genexine, take action in relation to the relevant infringement at its own cost and expense, and Genexine shall give all reasonable assistance in connection therewith. All compensation which may be recovered shall be made to Tasgen. Notwithstanding the foregoing, Tasgen shall not enter into any compromise, settlement or agreement with any person or entities relating to the Licensed Intellectual Properties otherwise than with the written consent of Genexine.

13.5

Except as provided in this Agreement, Genexine shall have no responsibility for any claim with respect to licensed activities performed and the Licensed Products or Assigned Products manufactured or distributed by Tasgen hereunder or arising from the use by Tasgen of the Intellectual Properties furnished by Genexine hereunder. Tasgen shall hold harmless and indemnify Genexine against any claim, loss or damage arising from claims by any third party with respect to any licensed activities performed and the Licensed Products or Assigned Products manufactured or distributed by Tasgen hereunder unless such claim, loss or damage arises from or is attributable to the any of the representations, warranties or covenants of Genexine herein. In addition, in the event of technical problems of a Licensed Product or Assigned Products as a consequence of any breach of warranty by Tasgen (including as a result of any failure by Tasgen to correctly apply any Intellectual Properties utilized by Tasgen for such Licensed Product or Assigned Products), Genexine may require Tasgen to implement any necessary preventive and corrective measures and Tasgen shall comply with Genexine’s advice as soon as reasonably practicable at Tasgen’s own expense.

13.6

Notwithstanding anything to the contrary in this Article 13 or elsewhere in this Agreement, neither Party shall have any liability, whether arising in contract, tort (including negligence), strict liability, breach of warranty or any other theory of law, for any special, incidental, indirect or consequential loss or damage of any nature suffered by the other Party.

14.	REPRESENTATIONS, WARRANTIES AND COVENANTS

14.1

Genexine hereby represents and warrants to Tasgen, that Genexine is the sole legal owner of the Intellectual Properties and has full power, right and authority to grant the license to or make the assignment to Tasgen pursuant to this Agreement and, to the knowledge of Genexine, any of the Intellectual Properties is free of liens, pledges or any other encumbrances. To the knowledge of Genexine, there are no claims or investigations pending or threatened against any of the Intellectual Properties. To the knowledge of Genexine, the license and assignment hereunder does not violate the relevant laws of the respective places of registration of the Parties or infringe any third party rights. To the knowledge of Genexine, the manufacture, use and sale of the Products will not infringe upon the intellectual property rights of any third party in the Territory. To the knowledge of Genexine, the patents related to GX-G6 and GX-G8 in the Territory should be able to provide protection for the relevant products. The Licensed Intellectual Properties, and the relevant technical assistance, guidance and training, shall be sufficient to enable Tasgen to perform the licensed activities in accordance with all applicable specifications set forth in the Technical Documentation. During the term of this Agreement, Genexine shall maintain and protect the validity of the Licensed Intellectual Properties to the greatest extent permitted by the applicable laws. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THIS AGREEMENT OR ANY INTELLECTUAL PROPERTIES OR TECHNICAL DOCUMENTATION FURNISHED HEREUNDER BY GENEXINE.

14.2

Except as provided in this Agreement, nothing in this Agreement shall limit the rights of Genexine to use the Licensed Intellectual Properties anywhere in the world and Tasgen waives and disclaims any right or interest in the Licensed Intellectual Properties which may arise under any law or legal theory out of the permitted use hereunder.

14.3	Nothing in this Agreement shall:

14.3.1	constitute a sale, transfer or assignment of the Licensed Intellectual Properties to Tasgen, unless it is otherwise agreed in other agreements, contracts or arrangements;

14.3.2	give Tasgen any right, title or interest in or to the Licensed Intellectual Properties except the license to use in accordance with this Agreement;

14.3.3	give Tasgen any right to register or apply for registration of any of the Licensed Intellectual Properties (except this Agreement itself), whether in the PRC or elsewhere; or

14.3.4	diminish or affect the rights of Genexine to take legal action or obtain any other relief against any infringer of the Licensed Intellectual Properties in the PRC or elsewhere.

14.4	Tasgen agrees that it shall:

14.4.1

not register or make any application to register the Licensed Intellectual Properties or any part thereof in the name of Tasgen in the PRC or elsewhere, whether for copyright, patent right or any other registerable right (for avoidance of doubt, Tasgen is permitted to register the License granted hereunder pursuant to Article 2.11);

14.4.2	strictly adhere to all instructions or advice from Genexine regarding the use of the Licensed Intellectual Properties;

14.4.3

comply with intellectual property laws of PRC and each of the jurisdictions where the Licensed Products are sold by Tasgen with respect to the use of the Licensed Intellectual Properties in such jurisdictions in order to preserve and maintain Genexine’s rights in the Licensed Intellectual Properties;

14.4.4

inform Genexine of the imposition of any new laws or regulations or changes in laws or regulations imposed in the PRC during the term of this Agreement which affect performance by either Tasgen or Genexine under this Agreement;

14.4.5

maintain and protect the validity of the Assigned Intellectual Properties to the greatest extent permitted by the applicable laws and shall not assign the Assigned Intellectual Properties to its Affiliate (other than to an Affiliate of Tasgen, which has the substantially identical ownership structure as the then ownership structure of Tasgen) or any third party without Genexine’s prior written consent; and

14.4.6	not contest, infringe or harm any right which Genexine or any affiliate of Genexine may have in Licensed Intellectual Properties, whether in the PRC or elsewhere.

15.	TERM AND TERMINATION

15.1

This Agreement shall take effect upon execution by the Parties and shall remain in full force and effect for 30 years unless terminated earlier pursuant to this Agreement, except that termination shall not affect:

(a)	the accrued rights and obligations of the Parties at the date of termination; and

(b)

the continued existence and validity of the rights and obligations of the Parties under those articles which are designed to survive termination and any provisions of this Agreement necessary for the interpretation or enforcement of this Agreement.

15.2	Unless otherwise provided herein, this Agreement may be terminated:

15.2.1

by either Party giving notice to the other Party if the other Party has committed a material breach of this Agreement and such breach, if capable of remedy, has not been so remedied within sixty (60) days following receipt of such notice, unless otherwise provided herein;

15.2.2

by either Party giving notice to the other Party in the event that an event of Force Majeure continues for a period of six (6) consecutive months that causes Tasgen to cease the production and sale of the Licensed Products and the Parties have been unable to find an equitable solution pursuant to Article 19;

15.2.3

by either Party giving notice to the other Party if at any time during the term of this Agreement, the Government of the PRC should require any material alteration or modification of the contractual rights or obligations of the Parties pursuant to this Agreement which has the effect of preventing the Parties from achieving their business objectives;

15.2.4

by either Party giving notice to the other Party if the other Party becomes bankrupt, or insolvent, or is the subject of proceedings or arrangements for liquidation or dissolution, or ceases to carry on business, or becomes unable to pay its debts as they become due;

15.2.5

by Genexine giving notice to Tasgen if Tasgen fails to obtain regulatory approvals or other registrations necessary for sale or distribution of the Licensed Products in the Territory in accordance with a business plan and timeline approved by the board of the directors of Tasgen from time to time due to a reason attributable to Tasgen or ceases to pursue clinical development or product registration or to conduct licensed activities in a reasonable scale pursuant to a written resolution made by Tasgen’s board of directors; or

15.2.6

by either Party giving notice to the other Party if at any time during the term of this Agreement, the Subscription Agreement or the Joint Venture Agreement is terminated for any reason. However, if the Subscription Agreement or the Joint Venture Agreement is terminated due to a Party’s material breach, such breaching Party will not have the terminating right under this Article 15.2.6.

15.3

Upon termination of this Agreement for whatever reason, Tasgen shall immediately cease to use the Licensed Intellectual Properties as provided by Genexine and shall cease to manufacture the Licensed Products. Tasgen shall cooperate with Genexine in de- registration of the License hereunder with the competent authorities.

15.4

Upon termination of this Agreement for whatever reason, Tasgen shall sell to Genexine at market price all the Licensed Products or parts thereof (which are in good condition for sale to customers and already approved for sale by the China Food and Drug Administration) which are not subject to delivery under a sale to customers.

15.5

Upon expiration or termination of this Agreement, all amounts then due and unpaid to Genexine by Tasgen hereunder, as well as all other amounts accrued but not yet payable to Genexine by Tasgen, shall forthwith become due and payable by Tasgen to Genexine. However, in the event that this Agreement is terminated by Tasgen as a result of Genexine’s material breach of this Agreement and Tasgen has raised claims against Genexine due to such breach, the aforesaid payment will be suspended until settlement of such claims pursuant to Article 19 hereof.

15.6

All Licensed Intellectual Properties, including the Improvements and the Technical Documentation relating to the Licensed Intellectual Properties as provided by Genexine, recorded in any material form including but not limited to any written records shall be returned by Tasgen to Genexine forthwith upon the termination or expiration of this Agreement. Tasgen agrees on behalf of itself and its employees that no copies of the Licensed Intellectual Properties in any material form or of the Technical Documentation relating to the Licensed Intellectual Properties shall be made or retained upon and after the termination or expiration of this Agreement.

15.7

Upon termination of this Agreement pursuant to Article Error! Reference source not found., all Assigned Intellectual Properties, including the Improvements and the Technical Documentation relating to the Assigned Intellectual Properties as provided by Genexine, shall be returned or re-assigned by Tasgen to Genexine forthwith. Tasgen agrees on behalf of itself and its employees that no copies of the Assigned Intellectual Properties in any material form or of the Technical Documentation relating to the Assigned Intellectual Properties shall be made or retained upon and after the termination of this Agreement.

15.8

Upon termination, Tasgen agrees to permit Genexine and its representatives to inspect the records and accounts of Tasgen and to investigate generally all business transactions carried on by Tasgen under and pursuant to this Agreement for a period of twelve (12) months following the last sale of the Licensed Products, and Tasgen agrees not to destroy any of such records prior to the expiration of such twelve (12) month period.

16.	INDEPENDENT CONTRACTORS

The Parties are independent contractors, and nothing in this Agreement shall be construed to constitute either Party to be the agent, partner, legal representative, attorney or employee of the other for any reason whatsoever. Neither Party shall have the power or authority to bind the other except as specifically set out in this Agreement.

17.	FORCE MAJEURE

17.1

“Force Majeure” means all events which are beyond the control of the Parties to this Agreement, and which are unforeseen, or if foreseen, unavoidable, and which prevent total or partial performance by either Party. Such events shall include but are not limited to any lockouts, explosions, shipwrecks, acts of nature or the public enemy, fires, flood, sabotage, accidents, strikes, wars, riots, insurrections, and any other similar contingency.

17.2

If an event of Force Majeure occurs, to the extent that any contractual obligation of either Party cannot be performed as a result of such event, such contractual obligation shall be suspended while the Force Majeure subsists and the due date for performance thereof shall be automatically extended, without penalty, for a period equal to such suspension.

17.3

The Party encountering Force Majeure shall, within fifteen (15) days of the relevant event, notify the other Party and furnish valid proof of the occurrence of such Force Majeure. Within a reasonable period thereafter that Party shall provide the other Party with evidence of the Force Majeure issued by a relevant agency. The Party encountering Force Majeure shall also use all reasonable endeavours to minimize the consequences of such Force Majeure.

17.4

In the event of Force Majeure, the Parties shall immediately consult with each other in order to mutually agree an equitable solution (which may involve early termination of this Agreement a part thereof or extension of the term of this Agreement) and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

18.	LIABILITY FOR BREACH AND INDEMNIFICATION

18.1

Tasgen shall indemnify and hold Genexine harmless against all losses, liabilities, costs, claims, actions, damages, expenses or demands, which Genexine may incur, or which may be made against Genexine as a result of or in relation to any breach by Tasgen of its obligations under this Agreement or arising out of any improper use of the Licensed Intellectual Properties by Tasgen.

18.2

Genexine shall indemnify and hold Tasgen harmless against all losses, liabilities, costs, claims, actions, damages, expenses or demands, which Tasgen may incur, or which may be made against Tasgen as a result of or in relation to any breach by Genexine of its obligations under this Agreement, including but not limited to any breach of Genexine’s representations, warranties and covenants made in Article 14.1. Notwithstanding the above, the total and aggregate liability of Genexine under this Agreement shall not exceed an amount equal to the sum of (i) the upfront payment received by Genexine pursuant to Articles 3.1 and 3.2, (ii) any payments of any corresponding product actually received by Genexine pursuant to Article 3.3 and 3.4, and (iii) any other payments received by Genexine pursuant to this Agreement.

19.	SETTLEMENT OF DISPUTES

Dispute resolution mechanism set forth in the Subscription Agreement shall apply mutatis mutandis.

20.	ASSIGNMENT

20.1

Neither party may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other party, except Genexine shall be entitled to assign or transfer its rights and obligations under this Agreement to any of its Affiliates or to any company which succeeds to the business of Genexine, whether through stock or asset sale, merger, reorganization or otherwise, provided that Tasgen shall be notified by Genexine of such assignment or transfer in writing and such successor succeeds to Genexine’s rights in the Licensed Intellectual Properties and shall agree in writing to assume the rights and obligations of Genexine under this Agreement.

20.2	This Agreement is binding upon and is made for the benefit of the Parties and their successors and permitted assignees.

20.3

Tasgen shall continue to be bound by the rights and obligations under this Agreement regardless of any change of control in Tasgen whether through stock or asset sale, merger, reorganization or otherwise and promptly notify Genexine of such change of control in writing.

21.	NOTICES

Any notices to be given under this Agreement shall be in writing and deemed delivered when received by the Party to whom it is addressed, and receipt shall be evidenced by (i) the written receipt of the receiving Party or the affidavit from the delivering person, if hand delivered, confirming delivery or refusal of delivery by the addressee, (ii) the signed returned receipt or other written proof of delivery if delivered by registered air or express mail (return receipt requested) or by an internationally recognized courier service, or (iii) electronic proof of transmission if sent by e-mail, fax or telex, provided that any notice sent by e-mail, fax or telex shall also be sent by registered air or express mail (return receipt requested) or internationally recognized courier service. Notices shall be given to the relevant party at the addresses set forth below:

Tasgen:

Chenhuan Building, Tianjin Pharma and Medical Device Zone, Beichen District, Tianjin

Attention: General Manager

E-mail:

Genexine:

700 Daewangpangyo-ro, Korea Bio-Park Bldg. B, Bundang-gu, Seongnam-si, Gyeonggi-do 463-400, Korea

Attention: Hansoo Keyoung (CEO and President)

E-mail:

22.	MISCELLANEOUS

22.1

Tasgen shall observe and comply with all laws, rules and regulations applicable to the manufacture, packaging, storage, handling, advertising, marketing and sale of the Licensed Products in the Territory. Tasgen shall, at its own cost and expense, secure and maintain all necessary governmental permits, licenses and approvals, and will fulfil all other requirements and undertakings related to this Agreement which are or may become necessary under any law or regulation, to enable the Parties to exercise, enforce and enjoy all of the rights and obligations contained in this Agreement.

22.2

Failure or delay on the part of either Party to exercise any right, power or privilege hereunder, or any other contract relating hereto, shall not operate as a waiver thereof, nor shall the partial exercise of any right, power or privilege preclude any other future full and complete exercise thereof.

22.3	The validity, interpretation and implementation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

22.4

This Agreement is written in Chinese and English. If there should be any discrepancy between the English and Chinese versions of the Agreement, the English version shall be controlling in all respects.

22.5

Should any Article or any part of any Article contained in this Agreement be declared invalid or unenforceable for any reason whatsoever, all other Articles or parts of Articles contained in this Agreement shall remain in full force and effect.

22.6

This Agreement and all documentation executed in connection therewith shall constitute the entire agreement between the Parties with respect to the subject matter and shall automatically cancel and supersede any and all prior or contemporaneous oral or written understandings with respect thereto. In the event of any inconsistency between the Subscription Agreement, Sino-Foreign Equity Joint Venture Contract dated October 16th, 2015 and this Agreement in relation to the subject matter of this Agreement, this Agreement shall prevail.

22.7	This Agreement may be amended only by a written instrument signed by the Parties.

22.8	This Agreement shall be executed in three (3) originals in English and three (3) in Chinese.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF each of the Parties hereto has caused this Agreement to be executed by its duly authorised representative on the date first set forth above.

TASGEN BIO-TECH (TIANJIN) CO., LTD.	GENEXINE, INC.

/s/ TASGEN BIO-TECH (TIANJIN) CO., LTD.	/s/ GENEXINE, INC.

EXHIBIT A-1

LIST OF LICENSED INTELLECTUAL PROPERTIES

Title	Country	Status	App. Date	Pat. No.(App.No.)	Pat. Date	Remark
Immunoglobulin fusion proteins	KR	Issued	May 30 2008	KR 0897938	20090508	hyFc platform
	KR	Issued (DA*)	Apr 20 2009	KR 1380732	20140327	hyFc platform
	KR	Issued (DA*)	Feb 19 2014	KR 1380729	20140327	hyFc platform
	US	Issued	May 30 2008	US 7,867,491	20110111	hyFc platform
	US	Issued (CA*)	Nov 11 2010	US 8,586,038	20131119	hyFc platform
	US	Issued (CA*)	Jun 11 2012	US 8,586,531	20131119	EPO-hyFc
	US	Issued (CA*)	Jun 11 2012	US 8,529,899	20130910	hGH-hyFc
	SG	Issued	May 30 2008	SG 156,826	20110915	hyFc platform
	IL	Issued	May 30 2008	IL 202,128	20130301	hyFc platform
	AU	Issued	May 30 2008	2008257923	20130704	hyFc platform
	EP	Issued	May 30 2008	EP 2162472	20130227	hyFc platform
	EP	Published (DA*)	Dec 20 2012	12198380.3		hyFc platform
	CA	Issued	May 30 2008	CA 2687377	20130514	hyFc platform
	RU	Issued	May 30 2008	RU 2530168	20141010	hyFc platform
	JP	Issued	May 30 2008	JP 5577243	20140708	hyFc platform
	CN	Published	May 30 2008	200880016313.9		hyFc platform
	CN	Published (DA*)	Nov 08 2013	2013105538393		hyFc platform
	CN	Published (DA*)	Nov 08 2013	2013105540798		hyFc platform
	BR	Published	May 30 2008	PI 0811637-7		hyFc platform
	IN	Published	May 30 2008	2127/MUMNP/2009		hyFc platform
	HK	Published	May 30 2008	10107700.4		hyFc platform
	HK	Published (DA*)	May 15 2014	14104579.5		hyFc platform
	HK	Published (DA*)	Jun 05 2014	14105294.6		hyFc platform
Fusion polypeptide comprising GLP and Immunoglobulin Hybrid Fc and use thereof	KR	Filed(unpublished)	Dec 31 2014	2014-0195793		GLP-1-hyFc, GLP-2 hyFc
PD-L1 fusion protein and use theirof	KR	Filed(unpublished)	May 22 2015	10-2015-071820		PD-L1-hyFc
	PCT	Filed(unpublished)	May 26 2015	PCT/KR2015/005256		PD-L1-hyFc

EXHIBIT A-2

LIST OF ASSIGNED INTELLECTUAL PROPERTIES

EXHIBIT B

CONTENTS OF TECHNOLOGY TRANSFER

1	Transfer of technical documents

1.1	IND documents submitted to regulatory agencies and all regulatory correspondences, covering both clinical development and CMC

1.2	Detailed reports of technology and know-how related to clinical and pre-clinical projects. Please see the list below.

2

			Category 1			Category 2
			GX-H9	GX-G3	GX-G6	GX-P2	GX-G8	TBD
			Phase II	Phase II	Preclinical	Preclinical	Research	Research
Common technical document summaries	Quality overall summary	Drug substance	✓	✓	✓	✓	✓
		Drug product	✓	✓	✓	✓	✓
	Nonclinical summary	Pharmacology	✓	✓
		Pharmacokinetics	✓	✓
		Toxicology	✓	✓
	Clinical summary	Clinical Investigator’s Brochure	✓	✓
		Phase I clinical overview	✓	✓

Quality	Drug substance	general information	✓	✓	✓	✓
		Manufacture (manufacturing process development, manufacturing process and controls of critical steps, process controls, materials control)	✓	✓	✓	✓

		Control of drug substance (specification, analytical procedure, validation of analytical procedure, batch analyses)	✓	✓	✓
		Reference Standards or Materials	✓	✓	✓
		Container Closure System	✓	✓
		Stability Summary	✓	✓

	Drug product	Description and composition	✓	✓	✓
		Pharmaceutical development (compatibility, component, container closure system, formulation development, manufaturing process development)	✓	✓	✓
		Manufacture (manufacturing process and controls, process controls of critical steps, batch formulation)	✓	✓	✓
		Excipients summary	✓	✓	✓
		Control of drug substance (specification, analytical procedure, validation of analytical procedure, batch analyses, characterisation of impurities)	✓	✓	✓
		Reference Standards or Materials	✓	✓	✓
		Container Closure System	✓	✓	✓

		Stability Summary	✓	✓	✓
Nonclinical study reports	Pharmacology	Primary-pharmacodynamics	✓	✓
		Safety-pharmacology	✓	✓
	Pharmacokinetics	Analytical methods	✓	✓
	Toxicology	Single dose, repeat dose,	✓	✓
		Other toxicology study	✓	✓
Clinical study	Clinical study reports	Phase I	✓	✓

Note: The IND Packages should be offered about GX-H9, GX-G3

2.1	Transfer documents of cell line, including that GX-G3, GX-H9, GX-G6, GX-P2, and GX-G8.

2.1.1	Origin and documents of host cell

2.1.2	Identification of vector

2.1.3	Documents for IP protection of host cell and vector

2.1.4	Development report and primary record of recombinant cell line used for GX-G3, GX-H9, GX-G6, GX-P2, and GX-G8.

2.1.5	Stability study report of recombinant cell line, including the stability of expression capability, gene stability and gene copy

2.2	Development reports for GX-G3, GX-H9, GX-G6, GX-P2, and GX-G8. (when applicable)

2.2.1	Report of upstream process development Report of downstream process development

2.2.2	Report of analytical method development and method qualification Report of formulation development

2.2.3	Report of fill-finish process development

2.2.4	Report of DS and DP stability studies (with stability study protocol)

2.2.5	Report of specification justification

2.3	Discovery background report for GX-G3, GX-H9, GX-G6, GX-P2, and GX-G8

2.4	PoC data (in-vitro and in-vivo) for GX-G6, GX-P2, and GX-G8

3	Transfer of cell line for GX-G3, GX-H9, GX-G6, GX-P2, and GX-G8.

3.1	Research cell bank, Master cell bank and Work cell bank

4	Transfer of in-house reference standard for GX-G3, GX-H9, GX-G6, GX-P2, and GX-G8. Transfer of cell line, in-house special reagents for bioassay related to GX-G3, GX-H9, GX- G6, GX-P2, and GX-G8.

5	Nucleotide sequence and amino acid sequence related to GX-G3, GX-H9, GX-G6, GX-P2, and GX-G8.